Exhibit 23.1

HKCM CPA & Co Certified Public Accountants

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Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Noble Vici Group, Inc. (Formerly Gold Union Inc.) of our report dated June 12, 2018, with respect to the consolidated financial statements of Noble Vici Group, Inc. included in its Transition Report (Form 10-KT) for the transition period from January 1, 2018 to March 31, 2018, filed with the Securities and Exchange Commission.

/s/ HKCM CPA & Co

HKCM CPA & Co

(Predecessor Firm: HKCMCPA Company Limited)

Certified Public Accountants

Hong Kong, China
March 19, 2019